Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-172407 and 333-186856 on Form S-8 of our report dated June 27, 2014, relating to the financial statements and supplemental schedules of Xcel Energy 401(k) Savings Plan, appearing in this Annual Report on Form 11-K of Xcel Energy 401(k) Savings Plan for the year ended December 31, 2013.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
June 27, 2014